Exhibit 99.2

Comscore Announces Closing of Investment Transactions

RESTON, Va., March 10, 2021 – Comscore, Inc. (Nasdaq: SCOR), a trusted partner for planning, transacting and evaluating media across platforms, today reported the closing of its previously announced investment transactions with Charter Communications, Qurate Retail and an affiliate of Cerberus Capital Management.

Each of Charter, Qurate and Cerberus made a cash investment in exchange for shares of convertible preferred stock. Proceeds from the investment were used to repay and extinguish Comscore’s senior secured convertible notes held by affiliates of Starboard Value LP. Comscore also repaid and extinguished its foreign secured term note.

Goldman Sachs & Co. LLC and Evercore served as financial advisors and Vinson & Elkins LLP served as legal counsel to Comscore.

Kirkland & Ellis LLP served as legal counsel to Charter, Baker Botts LLP served as legal counsel to Qurate, and Davis Polk & Wardwell LLP served as legal counsel to Cerberus.

Additional details regarding the transactions will be included in a Form 8-K filed with the SEC.

About Comscore

Comscore is a trusted partner for planning, transacting and evaluating media across platforms. With a data footprint that combines digital, linear TV, over-the-top and theatrical viewership intelligence with advanced audience insights, Comscore allows media buyers and sellers to quantify their multiscreen behavior and make business decisions with confidence. A proven leader in measuring digital and TV audiences and advertising at scale, Comscore is the industry’s emerging, third-party source for reliable and comprehensive cross-platform measurement.

Press

Neil Ripley

Comscore, Inc.

646-746-0579

press@comscore.com

Investors

Robert Winters or Jackie Marcus

Alpha IR Group

312-445-2870

SCOR@alpha-ir.com